Exhibit 3.350

ILLEGIBLE

ARTICLES OF INCORPORATION

OF

UHS OF TIMBERLAWN, INC.

I, the undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the corporation is UHS of Timberlawn, Inc.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the corporation is organized are:

“To engage in the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.”

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is One Thousand (1,000) of the par value of one Dollar ($1.00) each.

The designation of each class, the number of shares of each class, and the par value, if any, of the shares of each class, or a statement that the shares of any class are without par value, are as follows:

Number of Shares	Class	Par Value per Share or Statement that Shares Without Par Value

1,000	Common	$1.00

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000), consisting of money, labor done or property actually received, which sum is not less than One Thousand Dollars ($1,000).

00220101739

ARTICLE SIX

The street address of its initial registered office is c/o C T CORPORATION SYSTEM, 350 N. St. Paul Street, Dallas, Texas 75201, and the name of its initial registered agent at such address is C T CORPORATION SYSTEM.

ARTICLE SEVEN

The number of directors constituting the initial board of directors is three (3), and the name and address of each person who is to serve as director until the first annual meeting of the shareholders or until a successor is elected and qualified are:

Name	Address

Alan B. Miller	367 South Gulph Road, King of Prussia, PA 19406
Kirk E. Gorman	367 South Gulph Road, King of Prussia, PA 19406
Thomas J. Bender	367 South Gulph Road, King of Prussia, PA 19406

ARTICLE EIGHT

The name and address of the incorporator is:

Name	Address

Sherrie L. Hedrick	367 South Gulph Road, King of Prussia, PA 19406

IN WITNESS WHEREOF, I have hereunto set out my hand this 25th day of June, 1996.

/s/ Sherrie L. Hedrick
Sherrie L. Hedrick

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